Exhibit 10.1

SECTION 102 DEFERRED STOCK AWARD AGREEMENT
UNDER THE OPTIUM CORPORATION
2006 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Restricted Stock Units Granted:
Grant Date:

Pursuant to the Optium Corporation 2006 Stock Option and Incentive Plan as amended through the date hereof, and the Section 102 Addendum (together, the “Plan”), Optium Corporation (the “Company”) hereby grants a Deferred Stock Award (an “Award”) consisting of the number of phantom stock units listed as “Restricted Stock Units” above (the “Restricted Stock Units”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $.0001 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1.          Restrictions on Transfer of Award.  The Award shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee, until (i) the Restricted Stock Units have vested as provided in Section 2 of this Award Agreement, (ii) shares have been issued pursuant to Section 4 of this Award Agreement, and (iii) the expiration of any Holding Period (as defined below).

2.          Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth below, provided in each case that the Grantee is then, and since the Grant Date has continuously remained, in a service relationship (in the capacity of an employee, officer, director or consultant) with the Company or its Subsidiaries.

Incremental (Aggregate) Number of Restricted Stock Units Vested	Vesting Date

In the event of an Acquisition (as defined in the Plan), the acquirer shall assume the Award and the terms of this Award Agreement taking into account any adjustment or substitution as provided in Section 3(c) of the Plan; provided, however, that if the Award and the terms of this Award Agreement are not so assumed, any Restricted Stock Units that remain unvested at the time of such Acquisition shall become fully vested at such time.  The Committee may at any time accelerate the vesting schedule specified in this Section 2.

3.          Forfeiture.  If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of Restricted Stock Units granted herein, all Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

4.          Issuance of Shares of Stock; Rights as Stockholder.

(a)           As soon as practicable following each vesting date, but in no event later than 30 days after each such vesting date, the Company shall direct its transfer agent to issue in accordance with Section 102 (as defined below) to the Trustee (as defined below)  for the benefit of the Grantee, as applicable, in book entry form the number of shares of Stock equal to the number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 2 of this Award Agreement on such date in satisfaction of such Restricted Stock Units.  Such issuance may be effected by the Company directing its transfer agent to deposit such shares of Stock into the Trustee’s brokerage account.  The Grantee’s cost basis in any shares of Stock issued hereunder shall be $0.00.

(b)           The sale of the shares of Stock or the withdrawal of the Awards or shares of Stock from the Trustee shall be subject to the payment by the Grantee by cash or other means acceptable to the Company of any federal, state, local, Israeli and other applicable taxes required to be withheld in connection with such sale or withdrawal.

(c)           The Grantee understands that (i) the Grantee shall have no rights with respect to the shares of Stock underlying the Restricted Stock Units, such as voting rights, dividend rights and dividend equivalent rights, unless and until such shares of Stock have been issued to the Trustee as specified in Section 4(a) hereof and (ii) following the expiration of the Holding Period, once shares have been delivered by book entry to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell such shares of Stock, subject to applicable requirements of federal and state securities laws and Company policy.

5.          Status of the Award. The Restricted Stock Units and any additional rights that may be distributed to you in connection with this Award (the “Additional Rights”), shall be allocated on your behalf to the Trustee - ESOP Trust Company (the “Trustee”) under the provisions of the Capital Gain Tax Track and will be held by the Trustee for at least the period stated in Section 102 of the Income Tax Ordinance, 1961, as amended (the “Income Tax Ordinance”) and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (collectively, “Section 102”). If you shall sell or withdraw the Award from the trust prior to the end of the holding period (as such term defined in Section 102, the “Holding Period”), you shall promptly reimburse the Company and its affiliates, upon demand, for all expenses incurred by the Company and its affiliates as a result of such action, including without limitation, the employer portion of any payments to the Israeli National Insurance. Your signature below acknowledges that you have read and understand the terms of the Plan and agree with the terms of the Trust Agreement pursuant to which this Award shall be held in trust as required by the Income Tax Ordinance and your understanding of the provisions of Section 102 and the applicable tax track of this Award. Your signature below also acknowledges that subject to the provisions of Section 102, you shall not sell nor transfer this Award or the Additional Rights prior to the expiration of the Holding Period.

6.          Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan.  Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.          Transferability of this Award Agreement.  This Award Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.          Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event according to the capital gain track of Section 102 of the Income Tax Ordinance (the “Taxation Date”), pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state local and Israeli taxes required by law to be withheld on account of such taxable event.

9.          No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award Agreement to continue the Grantee in employment or other service relationship and neither the Plan nor this Award Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment or other service relationship of the Grantee at any time.

10.        Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

OPTIUM CORPORATION

By:
Title:

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address: